Exhibit 99.1

AMEDISYS ACQUIRES HOME HEALTH AGENCY FROM RIVER REGION HEALTH

SYSTEM IN CERTIFICATE OF NEED STATE OF MISSISSIPPI

- C.O.N. Designation Creates Barrier to Entry in Mississippi -

BATON ROUGE, Louisiana (June 2, 2004) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, today announced that it has acquired a single home health agency in Vicksburg, Mississippi, from River Region Health System, effective June 1, 2004. Terms of the transaction were not disclosed. The acquisition represents Amedisys’ second entry into the Mississippi market.

The agency is expected to contribute over $2.0 million to Amedisys’ annualized revenues. Additionally, Mississippi is a Certificate of Need (C.O.N.) state, which limits other providers’ ability to compete in these markets. The C.O.N. acquired by Amedisys in Mississippi covers eight counties, which includes Jackson, Mississippi, the state capital and most populous city.

“We are excited to further expand our presence in the Mississippi market through this acquisition,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We continue to execute on our stated strategy of acquiring hospital-based agencies that can quickly and efficiently be integrated into our systems.”

“We continue to see a number of similar acquisition opportunities available, and maintain our intention to selectively acquire companies that fit our acquisition profile,” concluded Mr. Borne.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

http://www.amedisys.com

Contact:	Amedisys, Inc.
Gregory H. Browne, CFO
(225) 292-2031
gbrowne@amedisys.com

Investor Relations: Euro RSCG Life NRP
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com